                                  EXHIBIT 11
                      CALCULATION OF EARNINGS PER SHARE
                         MEDAR, INC. AND SUBSIDIARIES



                                                                             THREE MONTHS ENDED MARCH 31
                                                                                 1996            1995
                                                                             ---------------------------
                                                                        (In thousands, except per share data)
Per common share and common share equivalents:

     Outstanding shares - beginning of period                                     8,712         7,976
     Shares issued to acquire Integral Vision Ltd.                                                654
     Weighted average of:
          Exercise of stock options                                                  79            18
          Net effect of dilutions based on treasury stock method using
            average market price                                                    204           360
                                                                                ---------------------
TOTAL SHARES                                                                      8,995         9,008
                                                                                =====================
Net earnings                                                                    $   327       $   147
                                                                                =====================
Net earnings per share                                                          $   .04       $   .02
                                                                                =====================

Per common share assuming full dilution:

     Outstanding shares - beginning of period                                     8,712         7,976
     Shares issued to acquire Integral Vision Ltd.                                                654
     Weighted average of:
          Exercise of stock options                                                  79            18
          Net effect of dilutive stock options based on treasury stock method using quarter-end market price if higher than average
            market price                                                            229           360
                                                                                ---------------------
TOTAL SHARES                                                                      9,020         9,008
                                                                                =====================
Net earnings                                                                    $   327       $   147
                                                                                =====================
Net earnings per share                                                          $   .04       $   .02
                                                                                =====================